EXHIBIT 10.29

                              PRODUCTION AGREEMENT

This agreement is made September 22, 1998 by and between Flex Marketing, an Ohio corporation located at 2955 Canfield Road, Youngstown, OH 44511, and Banyan Productions, a Pennsylvania corporation located at 225 Arch Street, Philadelphia, PA 19106.

Banyan will produce an infomercial for the product currently known as the Backstroke Back Massager (The Product) for National Boston Medical, Inc. Banyan will deliver a finished master of approximately 28:30 in length to National Boston Medical, Inc. of the infomercial on broadcast digital videotape, Superred and superless split audio. As discussed, National Boston Medical, Inc. will be responsible for any tags and customization (blue screens $ 800 #'s). Banyan agrees to completely produce the infomercial for $49,940. For this fee Banyan will also help to write all telemarketing scripts for said product. Banyan is not responsible for payment of fees, expenses or royalties to any major talent use in connection with the infomercial. Banyan is also not responsible for any legal fees associated with said infomercial. All legal fees shall be paid by Flex Marketing.

Payment by Flex Marketing/National Boston Medical, Inc. to Banyan Productions shall be as follows:

     a. 30% of the budget upon signing of this agreement (Receipt of which is acknowledged by Banyan on 9/21/98)
     b.   30% upon the start of principal photography
     c.   30% upon delivery of the first rough cut.
     d.   10% upon delivery of the final show.

Additionally, Banyan will receive 3% percent of Adjusted Gross Revenues on all sales of the product with no exclusions. The royalty will be on the sales price ($59.95) minus Cost of goods (approx.
$12.50.) (AGR definition attached).

Royalties shall be paid monthly, within 30 days following the end of each calendar month. Payment shall be accompanied by an accounting of sales and shipments. Banyan Productions shall have the right to review telemarketing and fulfillment company sales reports twice per year.

The term of this contract is for 5 years from the date of signing.

Banyan shall not be entitled to receive any royalty resulting from the sale of the Product through the airing of any infomercial, or any commercial produced from material contained in the infomercial, beyond that date which is six (6) months subsequent to the Termination Date of this Production Agreement, as herein above defined.

Flex Marketing agrees that it shall supply Banyan Productions with reasonable reports that are industry standard, of all media time purchased for running of the infomercial. These reports shall be supplied every 60 days.

If Flex Marketing shall transfer ownership of the infomercial or any material contained therein, it will ensure that all obligations assumed under this Agreement are passed along as well.

Non-Competition/Confidentiality

(a) Once production agreement(s) between Flex Marketing have been executed for a particular product Banyan shall not perform services for, endorse, promote, sell or otherwise distribute via any means any product(s) that are substantially similar and competitive in form or function to the product(s) being marketed in any media for a term of 2 years.

(b) Banyan acknowledges and agrees to treat as confidential information any and all information regarding the client, product, or its operations that is disclosed to Banyan in conjunction with this Agreement, and any information regarding the sale and promotion of the Product(s) by the client or any third party. Banyan further acknowledges, and agrees that they shall not disclose any such confidential information to any third party at any time during the term of this agreement and thereafter and shall not use any such confidential information for any purposes other than for purposes contemplated by this Agreement. Notwithstanding anything herein to the contrary, however, confidential information shall not be deemed to include information which, (i) is public knowledge or becomes generally available to the public other than as a result of disclosure by Banyan or its agents and representatives; (ii) becomes available to Banyan on a non-confidential basis, from a source (other than Banyan or its agents and representatives) who is not bound by a confidentiality agreement with THE CLIENT or (iii) is in the possession of Banyan or its agents and representatives prior to disclosure by THE CLIENT, provided that the source was not bound by a confidentiality agreement with THE CLIENT.

Indemnification

(a) Banyan hereby agrees to release, protect, defend, hold harmless and indemnify THE CLIENT and its designee, affiliates and licensees, and each of their respective employees, agents, officers and directors, and each of them, from and against any and all claims, actions, suits, costs. liability, damages and expenses (including, but not limited to, attorneys' fees and court costs) arising out of or resulting from (i) the breach by Banyan of any representation, warranty, covenant or agreement provided in this Agreement.

(b) THE CLIENT hereby agrees to indemnify, protect, defend and hold harmless Banyan from and against any and all claims, actions, suits, costs, liability, damages and expenses (including, but not limited to, reasonable attorneys' fees and court costs) arising out of or resulting from (i) allegations of deceptive or misleading advertising or promotion associated with the promotion of the Product(s) by THE CLIENT, (ii) any product liability claims relating to the Product(s), and (iii) any other claims relating to the Commercial(s) and/or the Product(s) other than those relating to any breach by Banyan of any representation, warranty, covenant or agreement provided in this Agreement.

(c) Flex Marketing shall furnish or cause to be furnished to Banyan information regarding the Product's attributes and capabilities that are promoted in the infomercial ("Product Information"). Flex Marketing will provide or cause to be provided Product samples in a quantity that Flex Marketing determines to be sufficient in order to aid in the production of the Infomercial. It is specifically understood that, in writing the script and producing the Infomercial, Banyan will rely on such Product Information provided by Flex Marketing and will not be responsible for the authenticity, accuracy or verification thereof or of any claims or attributes to the extent that Producer has relied upon the Product Information provided by Flex Marketing only.

Governing Law

This Agreement shall be construed according to the internal laws of the Commonwealth of Pennsylvania without regard to conflict of law principles. Each of THE CLIENT and Banyan hereby consents to the exclusive jurisdiction of the state courts of the Commonwealth of Pennsylvania, Philadelphia County, and the United States District Court for the Eastern District of Pennsylvania, in all matters arising out of this Agreement. Banyan hereby consents to service of process by certified mail, return receipt requested, at the addresses indicated below or such other address as Banyan may from time to time inform THE CLIENT.

Any notice, demand, election or communication required, permitted or desired to be given hereunder shall be in writing and shall be personally delivered or shall be sent by commercial courier service, certified mail (return receipt requested), or electronic facsimile (but in the case of facsimile transmission, also by commercial courier service). Notices, demands, elections or communications shall be deemed received on the first to occur of the following:
(a) when personally delivered; (b) when actually received; or (c) when sent by commercial courier service, to (2) business days following the deposit thereof with such service. Notices, demands, elections or communications shall be addressed as follows (or to any other address which the relevant party may designate to the other parties by written notice):

If to THE CLIENT:              Flex Marketing
                               P.O. Box 22
                               Canfield, OH 44406
                               Attn: Ernie Zavarol, President
                               Fax: 330-797-4069

If to Banyan:                  Banyan Productions
                               225 Arch Street
                               Philadelphia, PA 19106
                               Attn: Jan Dickler, CEO
                               Ph: 215-928-1414
                               Fax: 215-928-9944

           IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement on the date first above written.

By: /s/ Ernest Zavarol, President        By: /s/ Jan Dickler     , CEO
------------------------------------     ---------------------------------
Name/Title                               Name/Title
Flex Marketing                           Banyan Productions

                                   Definitions

     (a) Gross Revenues. "Gross Revenues" shall mean gross revenues from sales of Product and any up sells of the Product, exclusive of shipping and handling charges and sales taxes, use taxes, value added taxes, and any other taxes imposed upon sales.

     (b) Adjusted Gross Revenues. "Adjusted Gross Revenues" or "AGR" shall mean Gross Revenues from sales of the Product and any up sells of the Product, less all of the following:

     (i) refunds, credits or other allowances on account of return or rejection of goods or otherwise granted in the ordinary course of business, as actually incurred and as reserved for ("Returns").

     (ii) uncollectible accounts due to credit card charge backs, bad checks or other reasons of uncollectibility, as actually incurred and as reserved for ("Uncollectibles"); and

     (iii) sales made at or below cost of goods for purposes of liquidation or closeout ("Liquidation Sales").